EXHIBIT 99.1

Human Genome Sciences Reports Second Quarter 2004 Financial Results

        ROCKVILLE, Md., July 30 /PRNewswire-FirstCall/ -- Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the three-month and six-month periods ended June 30, 2004.

        The Company’s actual net loss for the quarter ended June 30, 2004, in accordance with Generally Accepted Accounting Principles (GAAP), was $58.5 million, or $0.45 per share. This compares with the actual net loss of $47.4 million, or $0.37 per share, for the same period of the previous year.

        The Company’s pro forma net loss for the second quarter ended June 30, 2004, was $56.7 million, or $0.44 per share, which compares to its actual net loss for the second quarter ended June 30, 2003, of $47.4 million, or $0.37 per share, and excludes a charge which relates to the previously announced planned retirement of the Company’s Chairman and Chief Executive Officer (CEO).

        The Company reported revenues of $0.6 million for the second quarter ended June 30, 2004, which were approximately equal to the revenues reported for the same period of the previous year.

        The Company’s actual net loss for the six months ended June 30, 2004, in accordance with GAAP, was $114.0 million, or $0.88 per share. This compares with the actual net loss of $88.7 million, or $0.69 per share, for the same period of the previous year.

        The Company’s pro forma net loss for the six months ended June 30, 2004 was $108.5 million, or $0.84 per share. This compares to its actual net loss of $88.7 million, or $0.69 per share, for the same period of the previous year. The pro forma net loss for the six months ended June 30, 2004 excludes a charge for restructuring of $5.5 million, or $0.04 per share, which relates to the completion of a reduction of staff and the planned retirement of the Company’s CEO.

        The increase in the Company’s actual net loss during both the three- and six-month periods is due to an increase in Research and Development costs, a decrease in net investment income, a charge for restructuring related to a previously announced and completed reduction of staff and the planned retirement of the Company’s CEO, partially offset by a decrease in General and Administrative costs.

        The Company reported revenues of $2.3 million for the six-month period ended June 30, 2004, which were approximately equal to the revenues reported for the same period of the previous year.

        At June 30, 2004, cash and short-term investments totaled $1.10 billion, including $291.2 million of restricted investments. This compares to $1.26 billion, including $280.8 million of restricted investments, at December 31, 2003. The increase in restricted investments is related to completion of construction at the Traville facility.

        As of June 30, 2004, there were approximately 130.2 million shares of common stock outstanding.

        William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “During the second quarter, we achieved significant clinical development milestones for three of the five products in our core pipeline. With the active support of the clinical and patient advocacy communities, we completed enrollment of Phase 2 trials of LymphoStat-B for the treatment of systemic lupus erythematosus and for the treatment of rheumatoid arthritis. We advanced Albuferon to Phase 2 development in patients with chronic hepatitis C who are naive to treatment regimens that include interferon-alpha. We also reported interim Phase 1 results of ongoing clinical trials of HGS-ETR1 in patients with advanced solid tumors or non-Hodgkin’s lymphoma. We expect to achieve additional milestones for these and other products in the second half of 2004.”

        Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “We have completed our planned reduction in staff and continue to execute our previously announced consolidation of facilities. Our balance sheet remains strong, with $1.1 billion in cash and short-term investments as of the end of the second quarter.”

        HIGHLIGHTS OF THE QUARTER

        PRODUCTS

        Human Genome Sciences provided the following update on three of its drugs in clinical development:

        Albuferon(TM): The Company has begun dosing patients in a Phase 2 clinical trial of Albuferon in patients with chronic hepatitis C (HCV) who are naive to interferon-alpha treatments. One of the study objectives is to identify a range of active doses that Human Genome Sciences plans to evaluate in a larger 48-week clinical trial of Albuferon in combination with ribavirin in patients with HCV who are naive to interferon treatments. The Company expects to complete enrollment of the Phase 2 study in 2004.

        HGS-ETR1: On June 7, 2004, Human Genome Sciences presented interim results of ongoing Phase 1 clinical trials of HGS-ETR1 (agonistic human monoclonal antibody to TRAIL receptor-1) in cancer patients with advanced solid tumors or non-Hodgkin’s lymphoma. The interim results, presented in New Orleans at the 40th Annual Meeting of the American Society of Clinical Oncology, demonstrate the safety and tolerability of HGS-ETR1, and support its further evaluation in Phase 2 clinical trials. The Company plans to advance HGS-ETR1 to Phase 2 clinical trials in 2004.

        LymphoStat-B(TM): Human Genome Sciences has completed the enrollment, randomization and initiation of dosing of patients for Phase 2 clinical trials of LymphoStat-B (human monoclonal antibody to B- lymphocyte stimulator) in 449 patients with active systemic lupus erythematosus, and in 283 patients with active rheumatoid arthritis who have failed prior therapy. The Phase 2 studies are designed to provide definitive data on the safety and efficacy of LymphoStat-B in patients suffering from these autoimmune diseases.

        CAPITAL PROJECTS

        The Company has completed the installation and initial Operating Qualification run at its Clinical Production facility at the Traville site. This suite is the first of two production suites to be installed at Traville, each consisting of 1,600-liter bioreactors and associated purification technology. These two suites will effectively triple the Company’s capacity for production of protein therapeutics for clinical use using mammalian cell culture. Start-up of the second production suite is underway.

        In addition, the Company is expanding mammalian production capability at its Manufacturing and Process Development Plant by adding a second 1,600-liter reactor to the existing suite. This expansion is proceeding on budget and on schedule and is expected to be complete by the end of 2004.

        Construction of a Large Scale Manufacturing Plant, on the Belward Research Campus of Johns Hopkins University, also is proceeding on schedule and on budget, and is expected to be ready for occupancy in mid-2005.

        ABOUT HUMAN GENOME SCIENCES

        Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

        HGS, Human Genome Sciences, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

        The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

        This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

 (See selected financial information.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
	(dollars in thousands, except share and per share amounts)
Revenue - R&D collaborative
contracts	$ 644	$ 642	$ 2,287	$ 2,284

Costs and expenses:
Research and development	54,268	47,787	107,324	94,080
General and administrative	8,366	9,665	17,462	19,331
Charge for restructuring	1,799	--	5,498	--

Total costs and expenses	64,433	57,452	130,284	113,411

Income (loss) from
operations	(63,789)	(56,810)	(127,997)	(111,127)
Net investment income	5,262	9,416	14,042	22,418

Income (loss) before taxes	(58,527)	(47,394)	(113,955)	(88,709)
Provision for income taxes	--	--	--	--
Net income (loss)(a)	$ (58,527)	$ (47,394)	$ (113,955)	$ (88,709)

Net income (loss) per
share, basic and
diluted(a)	$ (0.45)	$ (0.37)	$ (0.88)	$ (0.69)

Weighted average shares
outstanding, basic &
diluted	129,943,810	129,055,376	129,743,394	128,975,343

(a)	The Company’s net income (loss) for the three and six-month periods ended June 30, 2004 includes a charge for restructuring. Excluding this item, pro forma net income (loss) is as follows:

Net income (loss), per
above	$ (58,527)	$ (47,394)	$ (113,955)	$ (88,709)
Charge for restructuring	1,799	--	5,498	--

Pro forma net income
(loss)	$ (56,728)	$ (47,394)	$ (108,457)	$ (88,709)

Pro forma net income
(loss) per share,
basic and diluted	$ (0.44)	$ (0.37)	$ (0.84)	$ (0.69)

Weighted average shares
outstanding	129,943,810	129,055,376	129,743,394	128,975,343

HUMAN GENOME SCIENCES, INC.
BALANCE SHEET DATA

	June 30, 2004	December 31, 2003
	(dollars in thousands)
Cash, cash equivalents and short-term
investments(b)	$1,098,924	$1,262,458
Total assets(b)	1,345,401	1,466,204
Total debt and capital lease, less
current portion	503,473	503,664
Total stockholders’ equity	778,605	903,333

(b)	Includes $291,199 and $280,776 in restricted investments at June 30, 2004, and December 31, 2003, respectively.

SOURCE     Human Genome Sciences, Inc.
-0-                                                        07/30/2004 /
CONTACT: Steven C. Mayer, Executive Vice President & Chief Financial Officer, +1-240-314-4400, Jerry Parrott, Vice President, Corporate Communications, +1-301-315-2777, or Kate de Santis, Director, Investor Relations, +1-301-251-6003, all of Human Genome Sciences, Inc./
/First Call Analyst: /
/FCMN Contact: /
/Company News On-Call: http://www.prnewswire.com/comp/121115.html/
/Photo: http://www.newscom.com/cgi-bin/prnh/20010612/HGSLOGO
AP Archive: http://photoarchive.ap.org PRN Photo Desk, 888-776-6555 or 212-782-2840/
/Web site: http://www.hgsi.com / (HGSI)

CO:    Human Genome Sciences, Inc.; HGS
ST:     Maryland
IN:      MTC BIO
SU:     ERN